Exhibit 15.3
AGCA, Inc.  Certified Public Accountants

June 29, 2011

Security and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549-7561

Dear Sirs:

HIGHWAY HOLDINGS LIMITED
CIK#0001026785

We have read the information required by Item 16F of Form 20-F dated June 29, 2011 of Highway Holdings Limited, and have the following comments:

1.	We agree with the statements made in the paragraphs 2 and 3 in the Section “Change in Registrant’s Certifying Accountants”.

2.	We have no basis on which to agree or disagree with the other statements of the registrant contained therein.

Yours faithfully,

/s/ AGCA, Inc.

Arcadia, California

735 W. Duarte Road, Suite 203, Arcadia, CA 91006
Phone: (626) 446-4000  •  Fax: (626) 446-4002  •  E-mail: info@agcacpa.com